UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 5, 2010

Vycor Medical, Inc.

(Exact name of registrant)

Delaware	333-149782	20-3369218
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Orville Drive

Suite 100

Bohemia, NY 11716

(Address of principal executive offices and zip code)

631-244-1435

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 5, 2010, Vycor Medical, Inc. (“Vycor” or the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with Michael R. Bakst, the Chapter 7 trustee (the “Trustee”) of NovaVision, Inc., a company that had been in the business of researching, developing and providing medical technologies to restore the vision of patients with neurological visual loss (“NovaVision”). The Purchase Agreement provides for the purchase by Vycor of the assets, including all intellectual property, of NovaVision, except for certain excluded assets as described therein (the “Acquisition”). The purchase price for the Acquisition is $900,000 in cash, $77,500 of which had been paid formerly as a due diligence and standstill fee. Immediately upon the execution of the Purchase Agreement, $622,500 was placed into escrow by Vycor. The remaining $200,000 will be added to escrow on November 16, 2010. The closing of the Acquisition will occur on the business day following the bankruptcy court’s approval of the Acquisition, but in no case earlier than November 16, 2010 and no later than December 8, 2010. Vycor has made customary representations and warranties, and the Trustee has agreed to suspend the bankruptcy auction process and to refrain from soliciting or facilitating competing offers. All escrowed funds will be either (i) turned over to the Trustee upon the closing of the Acquisition or (ii) returned to Vycor in the event the bankruptcy court approves a competing offer or otherwise fails to approve the Acquisition or the Purchase Agreement or for other reasons as described therein.

The foregoing description of the terms of the Acquisition is qualified by reference to the Purchase Agreement, which is attached hereto as Exhibit 2.1.

A copy of the press release, dated November 11, 2010, announcing the signing of the Purchase Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 2.1.

Asset Purchase Agreement, dated as of November 5, 2010, by and between Michael R. Bakst and Vycor Medical, Inc.

Exhibit 99.1.

Vycor Medical, Inc. Press Release dated November 11, 2010 pertaining to the Acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYCOR MEDICAL, INC.

By:	/s/ David Cantor
Name:	David Cantor
Title:	President

Dated:  November 12, 2010